Exhibit 99.2

Femasys’ FemaSeed FDA Clearance Brings Timely Access to a First-Line Infertility Treatment Option as an Alternative to IVF

-- Femasys readies for the commercial launch of FemaSeed® in the U.S. amidst the uncertainty following the Alabama Supreme Court Ruling on how to handle embryos used for in vitro fertilization (IVF) --

-- Femasys to announce top-line data from recently completed pivotal clinical trial for FemaSeed in first quarter 2024 --

ATLANTA, February 28, 2024 -- Femasys Inc. (NASDAQ: FEMY), a biomedical company focused on meeting the significant unmet needs for women worldwide with a broad portfolio of in-office, accessible solutions, including a lead, late-clinical stage product candidate and innovative therapeutic and diagnostic products, today highlighted that its FemaSeed intratubal insemination product, a revolutionary approach to enhancing fertilization, is expected to serve as a first-line therapeutic option that is substantially lower cost with significantly less risk than assisted reproductive methods, such as in vitro fertilization (IVF) or intracytoplasmic sperm injection (ICSI). FemaSeed has been designed to deliver sperm reliably and safely, directly into the fallopian tube where conception occurs.

“Femasys remains committed to providing accessible and affordable options and the timing of FemaSeed’s launch is particularly relevant given the uncertainty following the Alabama Supreme Court ruling on February 16th. Following our substantial cash infusion in the fourth quarter 2023, we are now funded into the second half of 2025 and on track to make FemaSeed, available later this year to women and their doctors, as a first-line treatment option that does not involve handling of embryos,” said Femasys’ CEO Kathy Lee-Sepsick.

About FemaSeed

FemaSeed® is an innovative infertility treatment designed to deliver sperm to the fallopian tube where conception occurs. It is intended to enhance natural fertilization and provide a first-line treatment option for those seeking pregnancy. FemaSeed is less invasive and more affordable than assisted reproduction procedures, such as IVF or ICSI. In 2023, FemaSeed achieved U.S. FDA clearance (September) and regulatory approval in Canada (April) for patients seeking insemination. At the end of the fourth quarter of 2023, Femasys completed a pivotal clinical trial (“LOCAL” trial) for those seeking intratubal insemination with a specific focus on male factor infertility, a contributing factor in approximately 40-50% of infertility cases. Top line data from this study is planned for release first quarter 2024 and will support the commercial launch targeted for the first half of 2024.

About Femasys

Femasys is a biomedical company focused on meeting significant unmet needs for women worldwide with a broad portfolio of in-office, accessible solutions, including a lead revolutionary product candidate and FDA-cleared, innovative therapeutic and diagnostic products. Femasys’ FemBloc® permanent birth control in late-stage clinical development is the first and only non-surgical, in-office, permanent birth control method intended to be a safer option for women at substantially less cost than the long-standing surgical alternative. Femasys’ FemaSeed® Intratubal Insemination, an innovative infertility treatment designed to deliver sperm directly where conception occurs, is FDA-cleared and has received regulatory approval in Canada. The Company has developed diagnostic products that are complementary for which it has achieved regulatory approvals to market in the U.S., Canada, and other ex-U.S. territories, and which are commercial-ready due to its in-house manufacturing capabilities. The Company’s diagnostic products include FemVue® for fallopian tube assessment by ultrasound, which can be used in conjunction with FemCath®, an intrauterine catheter for selective fallopian tube evaluation, and FemCerv®, an endocervical tissue sampler for cervical cancer diagnosis. Learn more at www.femasys.com, or follow us on X, Facebook and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “potential,” “hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to develop and advance our current product candidates and programs into, and successfully initiate, enroll and complete, clinical trials; the ability of our clinical trials to demonstrate safety and effectiveness of our product candidates and other positive results; estimates regarding the total addressable market for our product candidates; our ability to commercialize our product candidates, or the effect of delays in commercializing; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022 and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:

Investors
Chuck Padala
LifeSci Advisors, LLC
917-741-7792
chuck@lifesciadvisors.com

Femasys Inc.
Investor Contact:
IR@femasys.com

Media Contact:
Media@femasys.com